Exhibit 5.1
January 17, 2007
Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
     RE:      REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We are acting as counsel to Ciphergen Biosystems, Inc., a Delaware corporation (the “Company”), in connection with the shelf registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (a) $16,500,000 in aggregate principal amount of the Company’s 7.00% Convertible Senior Notes Due 2008 (the “Notes”) and (b) 8,250,000 shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company initially issuable upon conversion of the Notes, pursuant to the Registration Statement on Form S-3 filed on December 15, 2006 with the Securities and Exchange Commission (the “Commission”) and Amendment No. 1 thereto as filed with the Commission on January 17, 2007 (as amended, the “Registration Statement”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and that the Notes have been duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:
     1. The Notes have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).
     2. The Shares have been duly authorized and, when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (iii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, (iv) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law, or (v) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.
     We are members of the bar of the State of California. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of California, the General Corporation Law of the State of Delaware (the “DGCL”) and the Federal law of the United States of America. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI